                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                 STM WIRELESS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                              STM WIRELESS, INC.
                                  One Mauchly
                           Irvine, California  92618


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              September 16, 1999


TO THE STOCKHOLDERS OF STM WIRELESS, INC.:

     The 1999 Annual Meeting of Stockholders of STM Wireless, Inc. (the "Company") will be held at the Irvine Marriot Hotel, 18000 Von Karman, Irvine, California, on September 16, 1999, at 10:00 A.M., for the following purposes as more fully described in the accompanying Proxy Statement:

     (1) To elect the following five (5) nominees to serve as directors until the next annual meeting of stockholders or until their successors are elected and have qualified:

     Emil Youssefzadeh         Frank T. Connors         Lawrence D. Lenihan, Jr.
     Claude Burgio             Dr. Ernest U. Gambaro


     (2) To ratify the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 1999; and

     (3) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Only stockholders of record at the close of business on August 1, 1999 will be entitled to vote at the meeting or any adjournment or postponement thereof.

                              By Order of the Board of Directors

                              Emil Youssefzadeh
                              Chief Executive Officer and Chairman of the Board
August 16, 1999

     YOUR VOTE IS IMPORTANT. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING YOU SHOULD COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. Any stockholder present at the meeting may withdraw his or her proxy and vote personally on each matter brought before the meeting. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee who desire to vote their shares at the meeting should bring with them a proxy or letter from that firm confirming their ownership of shares.

                              STM WIRELESS, INC.
                                  One Mauchly
                           Irvine, California  92618

                                _______________

                                PROXY STATEMENT
                                _______________

                                 INTRODUCTION

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of STM Wireless, Inc., a Delaware corporation (the "Company"), for use at its 1999 Annual Meeting of Stockholders (Annual Meeting) to be held on September 16, 1999, at 10:00 A.M., at the Irvine Marriot Hotel, 18000 Von Karman, Irvine, California. This Proxy Statement and the accompanying proxy are being mailed to stockholders on or about August 16, 1999. The Company has retained the services of U.S. Stock Transfer Corporation to assist in soliciting proxies from brokers and nominees for the Annual Meeting. The estimated costs for these services is $5,000 and will be borne by the Company. It is contemplated that this solicitation of proxies will be made primarily by mail; however, if it should appear desirable to do so in order to ensure adequate representation at the meeting, directors, officers and employees of the Company may communicate with stockholders, brokerage houses and others by telephone, telegraph or in person to request that proxies be furnished and may reimburse banks, brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the shares held by them. All expenses incurred in connection with this solicitation shall be borne by the Company.

     Holders of shares of Common Stock of the Company (stockholders) who execute proxies retain the right to revoke them at any time before they are voted. Any proxy given by a stockholder may be revoked or superseded by executing a later dated proxy, by giving notice of revocation to the Secretary, STM Wireless, Inc., One Mauchly, Irvine, California 92618 in writing prior to or at the meeting or by attending the meeting and voting in person. A proxy, when executed and not so revoked, will be voted in accordance with the instructions given in the proxy. If a choice is not specified in the proxy, the proxy will be voted "FOR" the nominees for election of directors named in this Proxy Statement and "FOR" the ratification of KPMG Peat Marwick LLP as the Company's independent auditors.

                               VOTING SECURITIES

     The shares of Common Stock, $.001 par value, constitute the only outstanding class of voting securities of the Company. Only the stockholders of the Company of record as of the close of business on August 1, 1999 (the Record
Date) will be entitled to vote at the meeting or any adjournment or postponement thereof. As of the Record Date, there were 7,042,204 shares of Common Stock outstanding and entitled to vote. No shares of the Company's preferred stock, $0.001 par value, were outstanding. A majority of shares entitled to vote represented in person or by proxy will constitute a quorum at the meeting. Each stockholder is entitled to one vote for each share of Common Stock held as of the Record Date. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for the purpose of determining whether a quorum is present. Abstentions will be treated as shares present and entitled to vote for purposes of any matter requiring the affirmative vote of a majority or other proportion of the shares present and entitled to vote. With respect to shares relating to any proxy as to which a broker non-vote is indicated on a proposal, those shares will not be considered present and entitled to vote with respect to any such proposal. Abstentions or broker non-votes or other failures to vote will have no effect in the election of directors, who will be elected by a plurality of the affirmative votes cast. With respect to any matter brought before the Annual Meeting requiring the affirmative vote of a majority or other proportion of the outstanding shares, an abstention or broker non-vote will have the same effect as a vote against the matter being voted upon.

     All stockholders entitled to vote at the Annual Meeting may cumulate the votes in the election of directors. With cumulative voting, each stockholder is entitled to a number of votes as shall equal the number of votes which the stockholder would be entitled to cast for the election of directors with respect to the stockholder's shares of stock multiplied by the number of directors to be elected by the stockholders, and each stockholder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as the stockholder may see fit. In order to cumulate votes, stockholders must attend the meeting and vote in person or make arrangements with their own proxies. Otherwise, the proxies solicited by the Board of Directors confer discretionary authority in the proxy holders to cumulate votes so as to elect the maximum number of nominees.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

     Currently, there are five (5) members of the Board of Directors. Directors are elected at each annual stockholders' meeting to hold office until the next annual meeting or until their successors are elected and have qualified. Unless otherwise instructed, the proxy holders named in the enclosed proxy will vote the proxies received by them for the five (5) nominees named below. Emil Youssefzadeh, Frank T. Connors, Dr. Ernest U. Gambaro, Lawrence D. Lenihan, Jr. and Guy Numann are presently directors of the Company. Guy Numann is not standing for reelection to the Board of Directors and is resigning from the Board of Directors as of September 16, 1999.

     If any nominee becomes unavailable for any reason before the election, the enclosed proxy will be voted for the election of such substitute nominee or nominees, if any, as shall be designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve.

     Under Delaware law, the five (5) nominees receiving the highest number of votes will be elected as directors at the annual meeting. As a result, proxies voted to "Withhold Authority," which will be counted, and broker non-votes, which will not be counted, will have no practical effect.

     The names and certain information concerning the five (5) nominees for election as directors are set forth below. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.


   Name                        Age                Position with the Company
   ----                        ---                -------------------------
   Emil Youssefzadeh            46      Chief Executive Officer and Chairman of the Board
   Frank T. Connors             65      Acting President and Vice Chairman of the Board
   Dr. Ernest U. Gambaro        60      Director
   Lawrence D. Lenihan, Jr.     34      Director
   Claude Burgio                54      Director Nominee

     Emil Youssefzadeh, 46, is the founder of the Company. He has been director of the Company and served as its President from January 1982 to September 1998, and has served as Chief Executive Officer from January 1982 to June 1988 and since January 1991. From January 1979 until founding the Company, Mr. Youssefzadeh was a satellite research engineer with Hughes Aircraft Company where his projects included design of satellite communications systems and satellite earth stations. He also was a member of the team responsible for communications system engineering for the Intelsat-VI spacecraft.

     Frank T. Connors, 65, has been a director of the Company since June 1988, and served as its Chairman of the Board of Directors from June 1988 to September 1993, and as its Chief Executive Officer from June 1988 to January 1991. Since October 1, 1994 Mr. Connors has been Vice Chairman of the board of directors of the Company. From October of 1994 to January 1998, Mr. Connors was Executive Vice President of the Company.

Mr. Connors has been serving as the acting President of the Company since May 1999. From January 1998 to January 1999, Mr. Connors served as President of Direc-To-Phone International, Inc., the Company's former fixed telephony service subsidiary. From December 1982 to January 1988, Mr. Connors was the Chief Executive Officer of Doelz Networks, a manufacturer of packet switching equipment. From 1979 to 1981, Mr. Connors was Group Vice President of Northern Telecom's Computer Systems Group. Mr. Connors is currently a director of DISC, Inc. (NASDAQ NMS: DCSC; DCSCW), an optical computer storage manufacturing Company located in northern California.

     Dr. Ernest U. Gambaro, 60, has been a director of the Company since March 1997. In 1988, Dr. Gambaro directed the formation of Infonet Services Corporation and has since served as its Vice President, General Counsel and Secretary. Infonet Services Corporation operates the world's largest value added international data communication network with offices in 58 countries. Prior to 1988, Dr. Gambaro was Assistant General Counsel for Computer Sciences Corporation focusing on the Company's international, acquisition and divestiture activities. Between 1962 and 1975, Dr. Gambaro directed programs at The Aerospace Corporation relating to the conceptual, definition and implementation of advanced technology systems for space.

     Lawrence D. Lenihan, Jr., 33, has been a director of the Company since September 1998. He is a principal at Pequot Capital Management, Inc. and has been a managing member of the general partner of Pequot Private Equity Fund, L.P. since February 1997. From August 1993 to October 1996, Mr. Lenihan was a principal at Broadview Associates, LLC. He currently serves as a director of Direc-To-Phone International, Inc., Digital Generation Systems, Inc. and Sanctuary Woods Multimedia Corporation.

     Claude Burgio, 54, has been Chairman and Chief Executive Officer of Direc-To-Phone International, Inc. since June 1999. From October 1997 to June 1999, Mr. Burgio was president of Lockheed Martin Telecommunications and President of the Global Transport Services and Operations unit of Lockheed Martin Global Telecommunications (LMGT). From September 1995 to October 1997 Mr. Burgio was Vice President, Engineering for the International Telecommunications Satellite Organization (INTELSAT), responsible for all aspects of the INTELSAT system, including new service development in areas such as broadband access and Internet via satellite, wireless local loop and direct-to-home interactive services.
From April 1984 to August 1995, Mr. Burgio was Director of the Telecommunications and Systems Division of Aerospatiale. Mr. Burgio significantly expanded the commercial scope of the telecommunications activities of Aerospatiale, providing a worldwide network of customers with satellite based telecommunications systems and services.

Other Executive Officers

     Joseph J. Wallace, 39, has been Vice President-Finance and Chief Financial Officer of the Company since March 1997 and Corporate Secretary of the Company since September 1998. From April 1994 to March 1997, Mr. Wallace was Corporate Controller of MAI Systems Corporation, a publicly held worldwide provider of total information system solutions for the hospitality and manufacturing industries. From 1990 to 1993, Mr. Wallace was Controller and Chief Financial Officer of Simmons Magee, PLC, a British based value added reseller of computer products and services.

Certain Relationships and Related Transactions

     In June 1994, the Company sold 693,188 shares of newly issued common stock at a price of $10.00 per share to Berjaya Cayman, a wholly-owned subsidiary of Berjaya Group Berhad. In addition, Berjaya Cayman purchased an additional 528,106 shares of common stock from the open market and from certain former shareholders of the Company, COM.NET S.p.A. ("COMNET") and IMI Capital Markets USA Corporation. A major shareholder and the Chairman of the Board of Directors of Berjaya Group Berhad is also a major shareholder and a director of Mutiara Telecommunications SDN ("Mutiara"), a customer of the Company. The Company believes that the terms and conditions of sales to Mutiara were negotiated at arm's length and are no less favorable than those that could be entered into with independent parties. Mr. Kien Sing Chan, Group Executive Director of Berjaya Group Berhad, was a director of the Company until his resignation in January of 1999.

     In 1997 and 1996, the Company contracted with Gulf Communications International, Inc. ("GCI") in the normal course of business to provide installation services. Until June 1998, Jack Acker, the president of the Company's Network Systems Division from January 1998 to March 1999 and a member of the Company's Board of Directors from September 1998 to March 1999, served as the Chairman of the Board of GCI and was a 50% owner of GCI. Mr. Acker continues to have a financial interest in GCI, although not as a shareholder. Total purchases by the Company from GCI were approximately $921,000, $720,000 and $469,000 in 1998, 1997 and 1996, respectively.

     In December 1997, the Company entered into an Agreement and Plan of Merger with Telecom International, Inc. ("TI") pursuant to which TI merged with and into a wholly-owned subsidiary of the Company. Under the terms of the acquisition, the Company issued 480,000 shares of its Common Stock to TI's former stockholders, including Jack Acker, who received 260,458 shares of the Company's Common Stock as a result of the acquisition.

     In March 1998, the Company completed a $10 million equity offering of shares of the Company and Direc-To-Phone International, Inc. ("DTPI"), the Company's former subsidiary, to Pequot Private Equity Fund L.P. ("Pequot"), the private investment vehicle of Pequot Capital Management, Inc. In connection with the transaction, the Company entered into a product supply agreement with DTPI pursuant to which the Company is required to offer DTPI certain product at the lowest price available to the Company's other customers. Through the transaction, Pequot acquired 571,429 shares in the Company and an interest in DTPI. Pequot Capital Management, Inc. is the beneficial owner of these shares. Coinciding with the equity offering, two officers of Pequot, including Lawrence
D. Lenihan, Jr., a director of the Company, were appointed to DTPI's board of directors. In addition, Pequot Capital Management, Inc. provides consulting services to DTPI in consideration for an annual fee of $100,000. Claude Burgio, a nominee to the Company's Board of Directors, is DTPI's chief executive officer and chairman of the board.

     In June 1999, the Company completed a financing of approximately $14.6 million to REMEC, Inc., a major supplier to the Company, and Pequot. Specifically, REMEC made a $5 million cash investment in DTPI and purchased existing DTPI shares from the Company for an additional $4.6 million. Additionally, Pequot made a $2.5 million cash investment in DTPI and purchased existing DTPI shares from the Company for an additional $2.5 million. As a result of the investments by REMEC and Pequot in DTPI, the Company's ownership in DTPI has been decreased from 75% to approximately 44%, which will result in the Company deconsolidating the results of DTPI.

Board Meetings and Attendance

     The Board of Directors of the Company held five (5) meetings during the fiscal year ended December 31, 1998. Each incumbent Director attended at least seventy-five percent (75%) of the aggregate of the number of meetings of the Board and the number of meetings held by all committees of the Board on which he served. There are no family relationships among any of the directors or executive officers of the Company.

Committees of the Board of Directors

     The Board of Directors has an Audit Committee and a Compensation and Stock Option Committee. The Audit Committee is presently comprised of three (3) directors selected by the Board of Directors of the Company. The members of the Audit Committee are Dr. Gambaro, Mr. Lenihan and Mr. Numann. The Audit Committee is authorized to handle all matters which it deems appropriate regarding the Company's independent accountants and to otherwise communicate and act upon matters relating to the review and audit of the Company's books and records, including the scope of the annual audit and the accounting methods and systems to be utilized by the Company. In addition, the Audit Committee also makes recommendations to the Board of Directors with respect to the selection of the Company's independent accountants. The Audit Committee held four (4) meetings during the fiscal year ended December 31, 1998.

     The Compensation and Stock Option Committee is presently comprised of three
(3) directors selected by the Board of Directors of the Company. The members of the Compensation and Stock Option Committee are Dr. Gambaro, Mr. Lenihan and Mr. Numann. The functions of the Compensation and Stock Option Committee include advising the Board of Directors on officer and employee compensation and administering the Company's stock option plans. The Board of Directors, based on input from the Compensation and Stock Option Committee, establishes the annual compensation rates for the Company's executive officers. The Compensation and Stock Option Committee held three (3) meetings during the fiscal year ended December 31, 1998.

     The Board of Directors does not have a nominating committee. Instead, the Board of Directors, as a whole, identifies and screens candidates for membership on the Company's Board of Directors.

Compensation of Executive Officers

     The following table sets forth compensation received for the three years ended December 31, 1998, by the Company's Chief Executive Officer, and the four other most highly compensated executive officers of the Company serving at December 31, 1998 (collectively, the "Named Executive Officers"):



                          Summary Compensation Table



                                                             Annual Compensation
                                                   -------------------------------------

Name and Principle Position              Year      Salary ($)    Bonus ($)      Other ($)(5)      Awards Options (#)
---------------------------            --------   -----------   -----------   ----------------   --------------------
Emil Youssefzadeh....................    1998         310,547          0           33,020                  0
 Chief Executive Officer &               1997         239,698          0           33,020             10,000(6)
 Chairman of the Board                   1996         219,448          0           33,020             10,000(7)

Jack Acker (1).......................    1998         214,783          0                0            100,000
 President, STM
 Network Systems & Director

Mohammad H. Farzin (1)...............    1998         205,492    500,000(4)             0            100,000
 Executive Vice President                1997         176,049          0                0                  0
                                         1996         126,402          0                0                  0

Frank Connors (2)....................    1998         206,092          0                0                  0(8)
 Executive Vice President                1997         165,577          0                0             15,000(9)
 Vice Chairman & President, DTPI         1996         150,000          0                0             10,000(7)

Michael Lindsay (1)..................    1998         179,981          0                0                  0(8)
 Corporate Officer &                     1997         160,169          0                0                  0
 Chief Operating Officer, DTPI           1996         148,440          0                0                  0

Joseph Wallace(3)....................    1998         149,811     30,000(4)             0                  0
 Vice President, Finance &               1997          95,673          0                0             25,000
 Chief Financial Officer

-----------------
(1) Mr. Acker commenced employment with the Company in December 1997. Mr. Acker resigned as an officer of the Company and from the board of directors of the Company in March of 1999. Mr. Farzin and Mr. Lindsay are presently officers of DTPI and are not employees of the Company.

(2) Mr. Connors retired as an officer of the Company in January of 1999. In May 1999, Mr. Connors was appointed acting President by the Company's Board of Directors.

(3) Mr. Wallace commenced employment with the Company in March 1997.

(4) The bonus was paid in connection with the sale of substantially all of the assets of Telecom Multimedia Systems, Inc., the Company's subsidiary, to Inter-Tel, Incorporated in June of 1998.

(5) During 1998, 1997 and 1996 amounts represent $33,020, $33,020 and $33,020, respectively, of automobile allowance and expenses paid by the Company for the benefit of the Chief Executive Officer.

(6) Includes regrant of 10,000 options on March 20, 1997 in connection with the Company's option cancellation/regrant program.

(7) These options were cancelled on March 20, 1997 in connection with the Company's option cancellation/regrant program.

(8) During 1998, Mr. Connors and Mr. Lindsay were not granted any options to purchase shares of the Company's common stock. However, Mr. Connors and Mr. Lindsay were granted options to purchase common stock of Direc-To-Phone International, Inc. ("DTPI"), the Company's majority owned subsidiary. Mr. Connors and Mr. Lindsay were granted options to purchase 50,000 shares and 120,000 shares, respectively, of DTPI common stock.

(9) Includes regrant of 15,000 options on March 20, 1997 in connection with the Company's option cancellation/regrant program.



                       Option Grants in Last Fiscal Year

    The following table sets forth information concerning individual grants of STM Wireless, Inc. stock options made during the fiscal year ended December 31, 1998, to each of the Named Executive Officers:




                                                                                                Potential Realizable
                                                   % Total                                        Value at Assumed
                                                   Options                                         Annual Rates of
                                   Options        Granted to        Exercise                         Stock Price
                                   Granted        Employees           Price        Expiration      Appreciation for
Name                                (No.)       In Fiscal Yr.(1)   ($/share)       Date (2)        Option Term (3)
----                             -----------   ----------------   ------------   ------------   ----------------------
                                                                                                   5% ($)      10% ($)
                                                                                                  -----       ------
Jack Acker........................ 100,000          18.9%             $9.00         6/8/08(4)    $566,005   $1,434,368
Mohammad H. Farzin................ 100,000          18.9%             $9.00         6/8/08       $566,005   $1,434,368

----------
(1) Options to purchase an aggregate of 528,000 shares of Common Stock were granted to employees, including the named Executive Officers, during the year ended December 31, 1998.

(2) Options granted have a term of ten years, subject to earlier termination on certain events related to termination of employment or service to the Company.

(3) The potential realizable value is calculated based on the term of the option at its time of grant (10 years). It is calculated by assuming that the stock price appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the option holder is possible unless the stock price increases over the option term.

(4) Mr. Acker resigned as an employee of the Company and from the Board of Directors of the Company in March 1998. Under the terms of Mr. Acker's option grant, all options terminated on the date of his resignation and he, therefore, will not be entitled to exercise such options.




    The following table sets forth information concerning exercises of stock options during the fiscal year ended December 31, 1998, by each of the named executive officers and the year-end value of unexercised options:


                                                                                                   Values of
                                                                               Number of          Unexercised
                                                                              Unexercised         In-the-Money
                                                                           Options at Fiscal       Options at
                                                                             Yearend (No.)       Fiscal End ($)
                                        Shares Acquired       Value          Exercisable/         Exercisable/
Name                                   on Exercise (No.)     Realized        Unxercisable      Unexercisable(1)
------                                 -----------------   ------------    -----------------   ------------------
                                                                ($)
                                                                ---
Emil Youssefzadeh....................           0                0             6,667/  3,333           $0/$0
Jack Acker...........................           0                0                 0/100,000           $0/$0
Mohammad H. Farzin...................           0                0            78,667/123,333           $0/$0
Frank Connors........................           0                0            11,667/  3,333           $0/$0
Michael Lindsay......................           0                0            80,000/ 20,000           $0/$0
Joseph Wallace.......................           0                0             6,250/ 17,750           $0/$0

---------
(1) Value is based on fair market value of Common Stock as of December 31, 1998 stock market close minus the exercise price or base price of "in-the-money" options. The closing sales price for the Company's Common Stock as of December 31, 1998 on the NASDAQ Stock Market was $4.75

Directors' Fees

     The Chairman of the Board of Directors (if an outside director) receives an annual retainer at the rate of $48,000, and each of the outside directors receives an annual retainer at the rate of $15,000 for services rendered in his or her capacity as a director of the Company. Accordingly, during 1998, Mr. Dennis Elliott received $36,000 (as he was Chairman of the Board of Directors until the annual meeting of stockholders in September of 1998, at which time he did not stand for reelection); Ms. Diane Walker received $11,250 (as she was an outside director until the annual meeting of stockholders in September of 1998, at which time she did not stand for reelection); Mr. Chan Kien Sing received $7,500 (as he served on the Board from March of 1998 until his resignation in January of 1999); Mr. K.P. Tan received $3,750 (as he served on the Board until his death in January of 1998); Mr. Gambaro received $15,000; and Mr. Numann received $3,250 (as he joined the Company's Board in September of 1998) for their services as outside directors of the Company. The Company's outside directors also receive options to purchase 20,000 shares of the Company's common stock upon joining the Company's board, with an exercise price equal to the fair market value of the common stock at the time of grant. The Company's outside directors were also reimbursed for expenses incurred for meetings of the Board of Directors which they attended.

Consulting Agreements

     In November of 1998, the Company entered into a Consulting Agreement with Mr. Numann, pursuant to which, Mr. Numann provides the Company with up to 40 hours of consulting services per month related to identifying and facilitating introductions with potential customers, strategic partners and financing institutions, and working on strategic transactions on behalf of the Company. The consulting agreement is terminable by either party upon 30 days notice. In consideration for his consulting services, Mr. Numann received options to purchase 40,000 shares of the Company's common stock. Such options vest ratably over four years (provided that no options shall vest upon termination of the consulting agreement) and have an exercise price equal to the fair market value of the Company's common stock at the time of grant, which was $5.6875.

     In March 1998, the Company completed a $10 million equity offering of shares of STM and Direc-To-Phone International, Inc. ("DTPI"), the Company's subsidiary, to Pequot Private Equity Fund L.P. ("Pequot"), the private investment vehicle of Pequot Capital Management, Inc. Through the transaction, Pequot acquired 571,429 shares in the Company. Pequot Capital Management, Inc. is the beneficial owner of these shares. Coinciding with the equity offering, two officers of Pequot, including Mr. Lenihan, were appointed to DTPI's Board of Directors. In connection with the offering, Pequot Capital Management, Inc. entered into a consulting agreement with DTPI, pursuant to which Pequot Capital Management, Inc. provides consulting services to DTPI in consideration for an annual fee of $100,000. The consulting services consisted of (a) arranging introductions to investment banking firms, financial institutions and assisting in identification of potential investors; (b) assisting DTPI in the recruitment of senior management; and (c) performing analyses of potential strategic partners and partnering relationships.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Based solely upon its review of the copies of reporting forms furnished to the Registrant, or written representations that no annual Form 5 reports were required, the Company believes that all filing requirements under Section 16(a) of the Exchange Act applicable to its directors, executive officers and any persons holding 10% or more of the Registrant's common stock with respect to the Registrant's year ended December 31, 1998, were satisfied, except as follows:
Guy Numann filed a late Form 4 with respect to the grant to him by the Company of options to purchase 40,000 shares of the Company's common stock on November 5, 1998; Jack Acker filed a late form 3 with respect to becoming an officer of the Company on January 21, 1998; Mohammad Farzin filed a late form 3 with respect to becoming an officer of the Company on January 21, 1998; and Diane Walker filed a late form 4 with respect to the sale of 6,000 shares of the Company's common stock on May 26, 1998.

Security Ownership of Management and Certain Beneficial Owners

     Set forth below is certain information as of the Record Date regarding the beneficial ownership of the Company's Common Stock by (i) any person who was known by the Company to own more than five percent (5%) of the voting securities of the Company, (ii) all directors and nominees, (iii) each of the individuals identified in the Summary Compensation Table, and (iv) all current directors and executive officers as a group.


                     Five Percent Shareholders, Directors,
                          Named Executive Officers and                   Amount and Nature of
                  Directors  and Executive Officers as a Group           Beneficial Ownership      Percent of Class
                  --------------------------------------------         ------------------------   ------------------
      Emil Youssefzadeh (1)                                                   1,336,755                  18.3%
        STM Wireless, Inc.
        One Mauchly
        Irvine, California 92618

      Berjaya Group (Cayman), Ltd. (2)                                        1,221,294                  16.7%
        Level 17, Shahzan Prudential Tower
        30 Jalan Sultan Ismail
        50250 Kuala Lumpur, Malaysia

      Pequot Capital Management, Inc. (3)                                       778,929                  10.6%
        c/o David J. Malat
        500 Nyala Farm Road, Westport, CT 06880

      Lawrence D. Lenihan, Jr. (3)                                              778,929                  10.6%

      Guy W. Numann..................................................             0                        *

      Claude Burgio..................................................             0                        *

      Jack F. Acker..................................................           264,458                   3.6%

      Frank T. Connors (4)...........................................           193,080                   2.6%

      Dr. Ernest U. Gambaro (5)......................................            10,000                    *

      Mohammad H. Farzin (6).........................................           127,215                   1.7%

      Michael Lindsay (7)............................................           100,000                   1.3%

      Joseph Wallace (8).............................................            12,500                    *

      All Directors and Executive Officers
        as a group (9 persons) (1)(3)(4)(5)(6)(7)(8).................         2,822,937                  38.6%

---------
*   Less than 1%

(1) Includes 249,000 and 244,020 shares held by Kamil Youssefzadeh and Shafigh Youssefzadeh, respectively, who are brothers of Emil Youssefzadeh, for which Emil Youssefzadeh has voting rights. Accordingly, Emil Youssefzadeh is deemed to share beneficial ownership of these shares. Further, includes 10,000 shares issuable upon exercise of stock options exercisable within 60 days of August 1, 1999.

(2) According to a report filed with the Securities and Exchange Commission, Berjaya Group (Cayman), Ltd. ("Berjaya Cayman") is a wholly-owned subsidiary of, and is controlled by, Berjaya Group Berhad ("Berjaya"), a Malaysian corporation, whose principal offices are located at Level 17, Shahzan Prudential Tower, 30 Jalan Sultan Ismail, 50250 Kuala Lumpur, Malaysia. Accordingly, Berjaya may be deemed to beneficially own such shares. However, Berjaya disclaims such beneficial ownership pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended.

(3) At August 1, 1999, Pequot Capital Management, Inc. beneficially owned 778,929 shares in the Company. 571,429 shares were acquired through its Pequot Private Equity Fund L.P. in an equity offering of shares. (See Item 13.)

(4) Inclusive of 15,000 shares issuable upon exercise of stock options exercisable within 60 days of August 1, 1999.

(5) Inclusive of 10,000 shares issuable upon exercise of stock options exercisable within 60 days of August 1, 1999.

(6) Inclusive of 102,000 shares issuable upon exercise of stock options exercisable within 60 days of August 1, 1999.

(7) Consists of 80,000 shares issuable upon exercise of stock options exercisable within 60 days of August 1, 1999.

(8) Consists of 12,500 shares issuable upon exercise of stock options exercisable within 60 days of August 1, 1999.


Report of the Compensation and Stock Option Committee


     The following report is submitted by the Compensation and Stock Option Committee of the Board of Directors with respect to the executive compensation policies established by the Compensation and Stock Option Committee and recommended to the Board of Directors and compensation paid or awarded to executive officers for the fiscal year ended December 31, 1998.

  The Compensation and Stock Option Committee determines the annual salary, bonus and other benefits, including incentive compensation awards, of the Company's senior management and recommends new employee benefit plans and changes to existing plans to the Company's Board of Directors. The Compensation Committee of the Company's Board of Directors consists of three members. During the year ended December 31, 1998, Mr. Elliot, Ms. Walker and Mr. Gambaro were members of the Compensation Committee until the annual meeting of the stockholders of the Company in September of 1998, at which time Mr. Elliot and Ms. Walker did not stand for reelection to the Company's board of directors. Following the annual meeting of the stockholders of the Company, the Compensation Committee was comprised of Mr. Lenihan, Mr. Numann and Mr. Gambaro.

Compensation Policies and Objectives
------------------------------------

     In establishing and evaluating the effectiveness of compensation programs for executive officers and other employees of the Company, the Compensation and Stock Option Committee is guided by three basic principles:

  . The Company must offer competitive salaries to be able to attract and retain highly-qualified and experienced executives and other management personnel.

  . Annual executive compensation in excess of base salaries should be tied to individual and Company performance.

  . The financial interests of the Company's executive officers should be aligned with the financial interest of the stockholders, primarily through stock option grants which reward executives for improvements in the market performance of the Company's Common Stock.

     Salaries and Employee Benefit Programs. In order to retain executives and other key employees, and to be able to attract additional well-qualified executives when the need arises, the Company strives to offer salaries, and health care and other employee benefit programs, to its executives and other key employees that are comparable to those offered to persons with similar skills and responsibilities by competing businesses in the local geographic area.

     In recommending salaries for executive officers, the Compensation and Stock Option Committee (i) reviews the historical performance of the executives and
(ii) informally reviews available information, including information published in secondary sources, regarding prevailing salaries and compensation programs offered by competing businesses that are comparable to the Company in terms of size, revenue, financial performance and industry group. Many, though not all, of these competing businesses, that have securities which are publicly traded, are included in the S&P Communication--Equipment Manufacturer Index used in the Stock Performance Graph below. Another factor which is considered in recommending salaries of executive officers is the cost of living in Southern California where the Company is headquartered, as such cost generally is higher than in other parts of the country.

     In order to retain qualified management personnel, the Company has followed the practice of seeking to promote executives from within the Company whenever practicable. The Board of Directors believes that this policy enhances employee morale and provides continuity of management. Typically, modest salary increases are made in conjunction with such promotions.

     Performance-Based Compensation.   The Board of Directors believes that the
motivation of executives and key employees increases as the market value of the Company's Common Stock increases. Nevertheless, the Company provides a merit bonus in cash or stock options to executives and key employees which is dependent on the Company's achievements and the direct contributions made by each executive and other key employees. Accordingly, at the beginning of each fiscal year, the Company establishes short term and long term plans, and at the end of the fiscal year, the collective and individual contributions of the executives to the Company's achievements are evaluated. Cash bonuses are awarded if the Company achieves or exceeds the earnings goal established for the fiscal year and are limited, subject to extraordinary exceptions, to amounts ranging from five percent (5%) to fifty percent (50%) of an executive's base salary.

     The earnings goal is established on the basis of the annual operating plan developed by management and approved by the Board of Directors. The annual operating plan, which is designed to maximize profitability within the constraints of economic and competitive conditions, some of which are outside the control of the Company, is developed on the basis of (i) the Company's performance for the prior fiscal year; (ii) estimates of sales revenue for the plan year based upon recent market conditions, trends and competition and other factors which, based on historical experience, or expected to affect the level of sales that can be achieved; (iii) historical operating costs and cost savings that management believes can be realized; (iv) competitive conditions faced by the Company; and (v) additional expenditures beyond prior fiscal years in expansion or research and development toward growth of the Company's business in future fiscal years. By taking all of these factors into account, including market conditions, the earnings goal in the annual operating plan is determined.

     In certain instances, bonuses are awarded not only on the basis of the Company's overall profitability, but also on the achievement by an executive of specific objectives within his or her area of responsibility. For example, a bonus may be awarded for any executive's efforts in achieving greater than anticipated cost savings, or completing a new product on target.

     As a result of this performance-based merit bonus program, executive compensation, and the proportion of each executive's total cash compensation that is represented by incentive or bonus income, may increase in those years in which the Company's profitability increases.

     Stock Options and Equity-Based Programs. In order to align the financial interests of executive officers and other key employees with those of the stockholders, the Company grants stock options to its executive officers and other key employees on a periodic basis, taking into account the size and terms of previous grants of equity-based compensation and stock holdings in determining awards. Stock option grants, in particular, reward executive officers and other key employees for performance that results in increases in the market price of the Company's Common Stock, which directly benefit all stockholders. Moreover, the Compensation and Stock Option Committee generally has followed the practice of granting options on terms which provide that the options become exercisable in cumulative annual installments, generally over a three to five-year period. The Compensation and Stock Option Committee believes that this feature of the option grants not only provides an incentive for executive officers to remain in the employ of the Company, but also makes longer term growth in share prices important for the executives who receive stock options.

Fiscal Year 1998 Compensation
------------------------------

     The salaries of the Named Executive Officers increased over the salaries paid in fiscal 1997, primarily as a result of the greater competitive environment in which the Company operates. Since the Company did not meet the earnings goals established for the year, no bonus payments were made to any of the Named Executive Officers for the year ended December 31, 1998, with the following exceptions. Mr. Farzin and Mr. Wallace each received special merit bonuses in connection with their role in the sale of substantially all of the assets of Telecom Multimedia Systems, Inc., the Company's subsidiary, to Inter-Tel Incorporated for approximately $25 million in June of 1998.

     The Company is required to disclose its policy regarding qualifying executive compensation deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a public corporation is limited to no more than $1 million per year. It is not expected that the compensation to be paid to the Company's executive officers for fiscal 1999 will exceed the $1 million limit per officer. The Company's Incentive Stock Option, Non-Qualified Stock Option and Restricted Stock Purchase Plan--1992 is structured so that any compensation deemed paid to an executive officer when he exercises an outstanding option under the plan, with an exercise price equal to the fair market value of the option shares on the grant date, will qualify as performance-based compensation that will not be subject to the $1 million limitation.



                                  The Compensation Committee of the
                                  Board of Directors

                                  Dr. Ernest U. Gambaro
                                  Lawrence D. Lenihan, Jr.
                                  Guy W. Numann

Compensation Committee Interlocks and Insider Participation

  The Compensation Committee of the Company's Board of Directors consists of three members. During the year ended December 31, 1998, Mr. Elliot, Ms. Walker and Mr. Gambaro were members of the Compensation Committee until the annual meeting of the stockholders of the Company in September of 1998, at which time Mr. Elliot and Ms. Walker did not stand for reelection to the Company's board of directors. Following the annual meeting of the stockholders of the Company, the Compensation Committee was comprised of Mr. Lenihan, Mr. Numann and Mr. Gambaro.

Stock Performance Graph

     Set forth below is a line graph comparing the cumulative stockholder return on the Company's Common Stock with the cumulative total return of the S&P Communications-Equipment/Manufacturer Index and the Nasdaq Stock Market -- US Index for the period commencing December 31, 1993 and ended on December 31, 1998.

                                           Cumulative Total Return
                                  ------------------------------------------
                                  12/93   12/94   12/95  12/96  12/97  12/98

STM WIRELESS, INC.                 100     207     270     98    119     67
NASDAQ STOCK MARKET (U.S.)         100      98     138    170    208    294
S & P COMMUNICATIONS EQUIPMENT     100     114     171    200    261    459

                                 PROPOSAL TWO

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected KMPG LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending December 31, 1999, and recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

     KPMG LLP has audited the Company's financial statements annually since fiscal year 1991. Its representatives are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Any stockholder desiring to submit a proposal for action at the 2000 Annual Meeting of Stockholders and presentation in the Company's Proxy Statement with respect to such meeting should arrange for such proposal to be delivered to the Company at its principal place of business no later than November 30, 1999 in order to be considered for inclusion in the Company's proxy statement relating to that meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

     On May 21, 1998 the Securities and Exchange Commission adopted an amendment to Rule 14a-4, as promulgated under the Securities and Exchange Act of 1934.
The amendment to Rule 14a-4(c)(1) governs the Company's use of its discretionary proxy voting authority with respect to a shareholder proposal which the shareholder has not sought to include in the Company's proxy statement. The new amendment provides that if a proponent of a proposal fails to notify the company at least 45 days prior to the month and day of mailing of the prior year's proxy statement, then the management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

     With respect to the Company's 2000 Annual Meeting of Shareholders, if the Company is not provided notice of a shareholder proposal, which the shareholder has not previously sought to include in the Company's proxy statement, by February 15, 2000, the management proxies will be allowed to use their discretionary authority as outlined above.

                                 OTHER MATTERS

     Management is not aware of any other matters to come before the meeting. If any other matter not mentioned in this Proxy Statement is brought before the meeting, the proxy holders named in the enclosed Proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

                                   By Order of the Board of Directors


                                   Emil Youssefzadeh
                                   Chief Executive Officer and Chairman of Board

August 16, 1999

     The Annual Report to Stockholders of the Company for the fiscal year ended December 31, 1998 is being mailed concurrently with this Proxy Statement to all stockholders of record as of August 1, 1999. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

     COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 1998 WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO INVESTOR RELATIONS, STM WIRELESS, INC., ONE MAUCHLY, IRVINE, CALIFORNIA 92618.

                               STM WIRELESS, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                    FOR ANNUAL MEETING -- SEPTEMBER 16, 1999

  The undersigned stockholder of STM Wireless, Inc. (the "Company") acknowledges receipt of the Notice of the Annual Meeting of Stockholders and Proxy Statement, each dated August 16, 1999, and the undersigned revokes all prior proxies and appoints Emil Youssefzadeh, Frank Connors and Joe Wallace, and each of them, proxies for the undersigned to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held at the Irvine Marriot Hotel, 18000 Von Karman, Irvine, California at 10:00 a.m. on September 16, 1999 and any postponement or adjournment thereof, and instructs said proxies to vote as follows:

1. ELECTION OF FIVE DIRECTORS:

       [_] FOR all nominees                         [_] WITHHOLD AUTHORITY
           listed below                                 to vote for all nominees
           (except as marked to the contrary below)     listed below

         Emil Youssefzadeh, Frank T. Connors, Dr. Ernest U. Gambaro,
                  Lawrence D. Denihan, Jr. and Claude Burgio.

(Instructions: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)


--------------------------------------------------------------------------------

2. Ratification of appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 1999:

                [_] FOR ratification    [_] AGAINST ratification

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                          (continued on reverse side)

================================================================================

                         (continued from reverse side)

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE FIVE NOMINEES FOR DIRECTOR.

                                                Dated this    day of    , 1999

                                              ----------------------------------
                                                   Signature of Stockholder



                                              ----------------------------------
                                                   Signature of Stockholder


                                              Please sign exactly as your name
                                              or names appear hereon. When
                                              signing as attorney, executor,
                                              administrator, trustee or
                                              guardian, please give full title
                                              as such. If shares are held
                                              jointly, each holder should sign.


                                              Please Mark, Sign, Date and Mail
                                               This Proxy Card Promptly Using
                                                   the Enclosed Envelope.